Exhibit 99.1

Press Release	Source: Next, Inc.

Next Inc. Announces Third Quarter Earnings

Company Reports Year over Year Third Quarter Sales Increase of 25% with Continued Trend of Year over Year Quarterly Profit Improvement in Midst of Tough Economic Conditions

CHATTANOOGA, Tenn.--(BUSINESS WIRE)--Next Inc. (OTCBB:NXTI) an emerging leader in the imprinted sportswear products industry today announced its fiscal third quarter earnings for the three and six-month periods ended August 29, 2008. The Company will file its Form 10-Q for the quarter on or before Monday, October 13, 2008.

Net sales increased 25% to $7,323,686 for the three months ended August 29, 2008, compared to $5,858,225 for the three months ended August 31, 2007. The Company earned $212,406, or $0.01 per share for the third quarter of 2008 compared to prior year earnings of $203,408 or $0.01 per share for the same period. There were no special, one-time credits associated with either quarter’s results.

For the nine months ended August 29, 2008, net sales increased to $11,981,853, compared to $11,641,458 for the nine months ended August 31, 2007. The Company’s loss narrowed to $682,805, or $0.03 per share for the year-to-date of 2008 compared to the prior year’s loss of $758,193, or $0.04 per share for the same period.

Mr. David Cole, the Company's CFO, stated, "The quarter’s gross operating margins were down slightly this year over last year primarily due to sales mix changes which were not totally offset by improvements in manufacturing operations costs. There was also a continuing customer realignment that affected our commission expense and we incurred higher financing expenses. All of these issues were more than offset by lower general and administrative expenses during the quarter, which resulted in higher earnings.”

Cole continued, “With current customer commitments, we anticipate our inventories should begin to drop over the balance of the year and our cash position will benefit directly. We’ve already experienced better cash flow from operations this quarter which will help as we begin the process of refinancing our revolving line of credit. We have already commenced this process with encouraging results. We expect to announce a new revolving line of credit in the next month.”

Mr. Robert Budd, the Company’s CEO, stated, “We are pleased to report a 25% increase in year over year third quarter sales along with a profitable quarter. Despite these results, we continue to believe that economic factors impacting the retail apparel segment continue to play a material role in our results. Our focus on working towards improving our sales volumes are now beginning to yield tangible results, putting us on par with last year on a year-to-date basis. We continue to be pleased with the trend of improvements in quarter over quarter earnings arising from our diligent focus on maximizing operational efficiencies. We will continue to review new opportunities to diversify sales into new distribution channels, and improve existing ones.”

About Next Inc. www.nextinc.net

Next, Inc. is a creative and innovative sales and marketing organization that designs, develops, markets and distributes licensed imprinted sportswear primarily through major college and university, motor sports and other major promotional key licensing agreements and the Company's own proprietary brands. Next is one of the dominant players in the highly fragmented imprinted sportswear industry.

The company has expanded its distribution to include e-commerce through which a significant amount of the Company's most popular licensed products is marketed. The most significant are www.campustraditionsusa.com, www.rpmsportsusa.com, www.americanbiker.com and www.americanwildlifeusa.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which contains a safe harbor for forward-looking statements. The Company relies on this safe harbor in making such disclosures. The statements are based on management’s current beliefs and assumptions about expectations, estimates, strategies and projections. These statements are not guarantees of future performance or results and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

Contact:

Next, Inc., Chattanooga

Jason Assad, 678-570-6791

jassad@nxt-inc.com

NEXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	August 29, 2008	August 31, 2007
	(unaudited)	(unaudited)
Net sales	$7,323,686	$5,858,225
Net income	$212,406	$203,408
Net income per share, basic and diluted	$0.01	$0.01

	Nine Months Ended
	August 29, 2008	August 31, 2007
	(unaudited)	(unaudited)
Net sales	$11,981,853	$11,641,458
Net loss	$(682,805)	$(758,193)
Net loss per share, basic and diluted	$(0.03)	$(0.04)

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